SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934


        Date of Report (Date of earliest event reported): October 7, 1999


                              SONEX RESEARCH, INC.

               (Exact name of registrant as specified in Charter)


            Maryland               0-14465                 52-1188993

         (State or other       (Commision file           (IRS employer
         jurisdiction of           number)             identification no.)
          incorporation)



                      23 Hudson Street, Annapolis, MD 21401

                    (Address of principal executive offices)


                                 (410) 266-5556

              (Registrant's telephone number, including area code)



                                       N/A

          (Former name or former address, if changed since last report)




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                             ITEM 5. - OTHER EVENTS


     On October 7, 1999, Sonex Research, Inc. (the "Company") announced that it has been awarded a sub-contract by Innovation Marine Corp. of Sarasota, Florida, to use its best efforts to convert an existing high performance gasoline fueled propulsion system for marine use to start and operate on heavy fuels. The Company said this cost-plus fixed fee sub-contract is expected to be worth in excess of $300,000 over a six-month period. This represents the largest single contract in the history of the Company.

     The Company reported that many users of various types of gasoline engines are interested in converting these engines to operate on less volatile diesel-type fuels referred to as "heavy fuels". The patented Sonex Combustion System (SCS) starting system and modified engine design for spark-ignited (SI) diesel fueled piston engines has been applied previously to the conversion of small, lightweight, two-cycle, SI gasoline engines to start and operate on heavy fuels for remotely piloted Unmanned Aerial Vehicles.

     The announcement stated that the Company will utilize its own laboratory single cylinder engine to establish the feasibility of the SCS 4-stroke heavy fuel combustion system. A sequence of tasks will accomplish analyses, engineering and design to provide recommendations for changes to the current gasoline engine to achieve the heavy fuel conversion as proven in the single cylinder feasibility demonstrator engine. A rationalized design process will establish a transition path for a decision on a technology demonstrator and/or conversion prototype.

     The Company reported that successful conclusion of this feasibility demonstration, the submission of an engineering plan, and a critical design review could lead to follow-on projects for prototype conversion, design enhancements, and installation and operational assessment.

     The announcement further stated that the Company was not in a position at this time to disclose further details about the current gasoline engine, such as its uses and performance characteristics, due to contractual restrictions.








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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





October 8, 1999                                SONEX RESEARCH, INC.
                                                    Registrant



                                                 /s/ George E. Ponticas
                                             -----------------------------
                                             George E. Ponticas
                                             Chief Financial Officer



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